Exhibit 10.7

April 8, 2015

Stacey Giamalis

Care of Apigee Corporation

10 S. Almaden Boulevard, 16th Floor

San Jose, California 95113

Dear Stacey:

This letter agreement is to confirm the current terms and conditions of your employment with Apigee Corporation (the “Company,” “we,” or “us”). This letter agreement is effective as of the date you sign below. Capitalized terms not otherwise used below will have the meanings under Appendix A.

Your position will continue to be General Counsel, and you will continue to report to Chet Kapoor, with responsibilities as reasonably assigned to you by your supervisor. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s board of directors (the “Board”).

The terms and your compensation are as follows:

1.	Base Salary. You will be paid a yearly base salary of $255,000 (payable semi-monthly, less any applicable withholding), which covers all hours worked. Generally, your base salary will be reviewed annually, but the Company reserves the right to change your compensation from time to time on reasonable notice.

2.	Target Bonus. You also will be eligible to receive an annual milestone driven bonus of 30% of your base salary, which will be subject to the terms and conditions of the Company’s executive bonus plan (the “Bonus Plan”). The Bonus Plan for the current fiscal year (ending July 31, 2015) provides that bonuses will be calculated and paid quarterly based on achievement of both individual and corporate targets. Any of your individual targets will be subject to any required approvals of the Board or the compensation committee of the Board (the “Committee”).

3.	Employee Benefits. You will continue to be eligible for paid time off and holidays in accordance with the Company’s policies, as may be amended from time to time. You will be continue to be eligible to participate in all Company benefit plans to the extent generally provided to other similarly situated Company employees and in accordance with the applicable plan terms. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.	Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business.

5.	Terms of Employment. Notwithstanding anything otherwise provided in this letter agreement, your employment with the Company will continue to be “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without Cause and with or without notice. The provision set forth in the preceding sentence and the “at-will” status of employment with the Company is not subject to change or modification of any kind except if in writing and signed by you and the Company’s Chief Executive Officer.

6.	Termination Benefits.

A.	Involuntary Termination During the Change in Control Period. Upon the termination of your employment by the Company or its successor without Cause (excluding by reason of death or Disability) or by you for Good Reason (each, an “Involuntary Termination”), in either case, within the period beginning 1 month preceding, and ending 12 months following, a Change in Control (the “Change in Control Period”), and conditional upon your executing a general release and waiver of claims against the Company (or its successor) in the form provided by the Company or its successor (the “Release”) that becomes effective and irrevocable within 60 days following your termination date, then you will be eligible to receive, subject to any delay as may be required under Section 11 of this letter:

(1)	Payment of an amount equal to 9 months of your base salary as in effect on your termination date (payable in lump sum, subject to applicable tax withholdings and deductions, on the 60th day following your termination date),

(2)	Reimbursement by the Company of the costs of your premium costs to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 9 months for you and your eligible dependents (provided you are eligible for and timely elect COBRA continuation coverage), or in the event that reimbursing such costs would result in an excise tax to the Company, payment of an amount equal $22,500 (payable in lump sum, subject to applicable tax withholdings and deductions, on the 60th day following your termination date), and

(3)	100% of the shares subject to your outstanding Company equity awards will vest and, to the extent applicable, become exercisable, effective as of the 60th day following your termination date (for equity awards other than stock options and stock appreciation rights) or upon the effective date of the Release (for stock options and stock appreciation rights).

B.	Involuntary Termination Outside the Change in Control Period. Upon an Involuntary Termination occurring outside the Change in Control Period, and conditional upon your executing a Release that becomes effective and irrevocable within 60 days following your termination date, then you will be eligible to receive, subject to any delay as may be required under Section 11 of this letter:

(1)	Payment of an amount equal to 9 months of your base salary as in effect on your termination date (payable in lump sum, subject to applicable tax withholdings and deductions, on the 60th day following your termination date), and

(2)	Reimbursement by the Company of the costs of your premium costs to continue health coverage pursuant to COBRA for 9 months for you and your eligible dependents (provided you are eligible for and timely elect COBRA continuation coverage), or in the event that reimbursing such costs would result in an excise tax to the Company, payment of an amount equal $22,500 (payable in lump sum, subject to applicable tax withholdings and deductions, on the 60th day following your termination date).

For the avoidance of doubt, if you experience an Involuntary Termination prior to a Change in Control that qualifies you for severance payments under Section 6(A) and a Change in Control occurs following your Involuntary Termination that qualifies you for the benefits under this Section 6(B), then you will be entitled to the benefits under Section 6(A) reduced by any amounts you already received under this Section 6(B).

7.	Confidential Information. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Proprietary Information and Inventions Agreement you previously signed with the Company (the “PIIA”).

8.	Alternative Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company you must agree to submit such disputes to arbitration.

9.	Integrated Agreement. Please note that this letter, along with the PIIA, supersedes any prior discussions, agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, and constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters addressed herein. This letter cannot be changed unless in writing, signed by you and the Company’s Chief Executive Officer. This letter represents an amendment and restatement of your offer letter dated September 16, 2013, as amended.

10.	Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of this letter shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

11.

409A. All payments and benefits hereunder are subject to withholding of applicable income and employment taxes. The parties agree that this letter shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder at the time of your termination (“Section 409A”), so that none of the severance payments or benefits provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt. For purposes of determining entitlement to severance benefits that could otherwise be subject to Section 409A, a termination of employment shall not be deemed to have occurred unless the termination is also a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A, then the severance and any other separation benefits payable to you upon your separation from service (whether under this letter or otherwise) to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six (6)-month period following your separation from service will accrue during such six (6)-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”) or, if earlier, the date of your death. All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit or, if earlier, upon the date of your death. Each payment and benefit payable under this Letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company or its successor reimburse or indemnify you for any taxes or other obligations that may arise under Section 409A.

12.	280G Best Results. In the event the severance and other benefits provided hereunder or otherwise payable to you (each, a “Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G; and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such your receipt, on an after-tax basis, of the greater amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and no portion of such Payment is subject to the Excise Tax, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. A nationally recognized certified professional services firm (selected by the Company), the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. If there is any matter in this letter that you wish to discuss further, please do not hesitate to speak to me.

Apigee Corporation

By:	/s/ Chet Kapoor
Chet Kapoor
CEO

I understand and agree to all of the terms of my employment with the Company as such terms are set forth in this Letter. If unsigned by the employee, the terms in this offer will expire 7 days from receipt.

/s/ Stacey Giamalis	April 8, 2015
Stacey Giamalis	Date

Appendix A

Definitions

A.	“Cause” shall mean the occurrence of one or more of the following, as reasonably determined by the Board or the Committee, as applicable: (1) your failure to perform one or more of your material duties and responsibilities to the Company or its successor after notice and an opportunity to cure of up to 15 business days following the date you receive notice; (2) your refusal or failure to follow lawful directions of your manager; (3) your violation of any material policy of the Company or its successor, this letter agreement, the PIIA, or any other written agreement or covenant with the Company or its successor; (4) your unauthorized use or disclosure of any material proprietary information or trade secrets that you know or reasonably should know constitute proprietary information or trade secrets, of the Company, its successor, or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company or its successor; (5) your conviction of, or plea of guilty or no contest to: (a) any felony under the laws of the United States or any state thereof, (b) any crime involving fraud, dishonesty, theft or moral turpitude, or (c) any other conduct detrimental to the Company or its successor or the reputation of the Company or its successor; or (6) your participation in or commission of a fraud, act of dishonesty, or any other action against the Company or its successor that results in or is reasonably likely to result in material harm to the business or reputation of the Company or its successor.

B.	“Disability” shall mean a condition that renders you unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board or the Committee.

C.	“Good Reason” shall mean your resignation of your employment within thirty (30) days following the notice and cure period discussed below following the occurrence of one or more of the following without your written consent: (1) a material adverse change in your duties and responsibilities; provided, however, that in the event your duties and responsibilities to the Company or its successor remain the same but the Company becomes part of a larger entity as part of the Change in Control, such change in and of itself shall not constitute Good Reason, (b) a material reduction of your base salary (except where there is a reduction applicable to the management team generally); provided, however, that a reduction in your base salary of 10% or less in any one year will not be deemed a material reduction, (c) a material change in the geographic location of your primary work location; provided, that an office relocation that makes Apigee more accessible to or of comparable accessibility to your current home address (609 Noriega Street, San Francisco CA 94122) will not be considered a material change in geographic location. Within the thirty (30)-day period immediately following such event(s), you must first notify the Company or its successor of the initial occurrence of the event(s) constituting Good Reason and that you are electing to terminate your employment relationship with the Company or its successor for Good Reason if the Company fails to cure such event. The Company or its successor shall have a 30-day period to cure such event. If the Company or its successor affects a cure within such period, you shall not be eligible to terminate for Good Reason.

D.	“Change in Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.